Exhibit 99.1

Conference Call Transcript

OPTN – Q2 2005 Option Care, Inc. Earnings Conference Call

Event Date/Time: August 9, 2005 / 10:00AM ET

CORPORATE PARTICIPANTS:

Raj Rai

Option Care, Inc. – CEO

Rick Smith

Option Care, Inc. - President, COO

Paul Mastrapa

Option Care, Inc. - CFO

CONFERENCE CALL PARTICIPANTS:

Anton Hie

Jefferies & Company - Analyst

Brooks O’Neil

Dougherty & Company - Analyst

David MacDonald

SunTrust, Robinson, Humphrey - Analyst

Anne Barlow

SWS Securities - Analyst

Robert Gillian

UBS - Analyst

Michael Maguire

Susquehanna - Analyst

John Ransom

Raymond James - Analyst

Greg Haddad

First Analysis - Analyst

Greg Leighton

Lord Abbett - Analyst

Art Henderson

Jefferies & Company - Analyst

Jeff Allen

Silvercrest Asset Management - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Option Care Inc. second-quarter 2005 earnings conference call. My name is Ann Marie and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will be conducting a question-and-answer session towards the end of today’s conference. (OPERATOR INSTRUCTIONS)

I would now like to turn the presentation over to Mr. Raj Rai, Chief Executive Officer. Sir, you may proceed.

Rajat Rai - Option Care Inc. - CEO

Good morning and thank you for joining our second-quarter conference call. Also participating on this call with me is Rick Smith, our President and Chief Operating Officer, and Paul Mastrapa, our Chief Financial Officer.

By now you should have received a copy of the press release issued by the Company this morning. If you have not received it, please call Leticia Carrillo at 847-229-7731 and it will be faxed to you promptly.

Please be advised in keeping with the SEC Reg FD guidelines this call may be also accessed by Web cast through the Option Care website at www.optioncare.com.  Any remarks that Option Care may make about future expectations, plans and prospects for Option Care constitute forward-looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements.

Such forward-looking statements involve important risks, uncertainties that good significantly anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us on our behalf. These risks and uncertainties and other important factors are discussed in Option Care’s annual report on Form 10-K for the year ended December 31, 2004, which is on file with the SEC.

Option Care anticipates that subsequent events and developments may cause its estimates to change or it may elect to update these forward-looking statements at some point in the future. Option Care specifically disclaims any obligation to do so.

I will now give the highlights for the quarter. Rick and Paul will give the updates on the operations and key financial highlights later in the call.

As announced previously and noted in the press release issued this morning, we reported $119 million in revenues for the second quarter. This represented a 21% growth from the same period in 2004. The net income grew by 15% in the second quarter as compared to the second quarter of 2004.  This quarter has been particularly good on our strategic initiatives, where we are running to our plan. However, on the other hand, our IVIG business continues to be challenging as margins continue to be an issue due to higher acquisition costs for various products utilized. Paul will further discuss this in the call later.  We are also pleased with our double-digit growth rates within both lines of the businesses. We expect to see the momentum carry over to the third quarter.

Let me now give you an update on our strategic initiatives. On the acquisitions front, we are pleased to announce two additional acquisitions in the second quarter of businesses in Bakersfield, California and three cities in Montana. These are in addition to an acquisition with two locations in Indiana announced earlier during the second quarter. We are excited about our acquisition pipeline and plan to accelerate our acquisition strategy throughout the remainder of this year.

We are also pleased to announce our intent to close two joint ventures with leading health systems sometime this quarter. We have received mutual board consent on these deals and are awaiting state approvals.  The first joint venture is with Legacy Health System in Portland, Oregon. This will be a 50% acquisition of Legacy’s home infusion business. In addition, we will acquire 100% of the assets of Legacy’s home health business.  The second joint venture is with a major academic medical center home care business in the Midwest. We are bound by confidentiality, and at this time we cannot disclose the identity of this joint venture partner until we receive state approval, as this joint venture involves combination of our businesses. Again, we expect to close these transactions sometime during the third quarter.

We are also pleased to announce the launch of a stand-alone ambulatory treatment center in the Tampa/St. Petersburg area. This center will work with a 100-man multi-specialty physician practice group to provide infusion therapy to their patients. We plan to start such centers in other parts of the country in the near future.

Finally, we are on schedule to launch two startup home infusion pharmacies in Jacksonville, Florida and Orange County, California in the third quarter. We plan to launch a third startup during the fourth quarter of this year.

On the regulatory front, specifically as it relates to MMA, as you may be aware of CMS’s decision to delay the bidding process for the CAP program under Part B. We will give you an update as we hear more.

In addition, the National Home Infusion Association is still talking to CMS regarding industry concerns related to home infusion therapies under the Medicare Part D outpatient prescription drug benefit. These concerns are based on the fact that Medicare Part D does not provide full coverage for all of the services, supplies and equipment that infusion patients need to ensure successful course of therapy.  NHI is working to identify approaches that would allow more comprehensive coverage under Medicare and make it possible for Medicare to reap the same benefits of patient convenience and cost-effectiveness that managed care peers have enjoyed or over 20 years.

NHI’s position is that Medicare Part B program is the most appropriate Medicare program for this coverage, and not Part D, which is benefit that is better suited towards drugs that do not require additional services, supplies and equipment.

To discuss these coverage options, CMS requested analysis and data, and NHI has provided it to them and will be meeting with them to go over it. At this point in time, there has not been a resolution one way or the other. Meanwhile, CMS is working diligently to prepare for the implementation of this important benefit, and infusion drugs will stay in Part D unless until CMS changes its policy.

Moving forward, with our strategic initiatives on track, with solid organic growth and access to capital, we are positive about growth opportunities for the remainder of 2005 and would like to reaffirm our guidance for 2005 of $0.66 to $0.70 a share.

Before I turn the call to Rick, I’m also pleased to announce that the Board of Directors has approved a $0.02 a share cash dividend for the second quarter. Rick?

Rick Smith - Option Care Inc. - COO, President

Good morning. We took some very specific and aggressive market share goals for 2005 from organic sources in both infusion and specialty revenue growth. Our goals were to continue the above-industry levels of growth we have been achieving the last few years and to continue to demonstrate our industry leadership.

On a year-over-year basis, we have generated our revenue and earnings growth from the clinical programs that we have launched and have continued to refine in improving their effectiveness. We have improved our multi-disciplinary training programs to ensure that sales, clinical and operations continue to work in a seamless fashion to generate improved results.  We have also heightened our focus on increasing revenue from our infusion therapies to offset the recent margin impact from IVIG. We have focused incentive programs to drive a higher revenue growth in these areas to try and ensure continued success in future periods of operation.

We continue to deepen our relationships with our managed care customers through effective case management education programs and through effective programs that are customized to achieve meaningful results. We have begun to implement programs that will leverage our local footprint of ambulatory treatment centers across our entire network. We believe our ATCs enable us the unique position in the industry to offer customized and effective solutions to our customers as they seek a continuum of pharmacy solutions.  In each situation, we have presented strategic solutions to complex challenges that are facing our customers today and for the next several years.

We have fully added the necessary infusion field management infrastructure to integrate and manage the newly acquired businesses to the highest level of effectiveness and efficiency. We have focused field management in the areas of business development, operations and reimbursement. Moreover, we have controlled our direct and indirect operating costs in relation to our revenue levels and we will continue to do so. We will continue to evaluate our organization operating effectiveness to ensure we are as lean as possible and taking advantage of our infrastructure to ensure operating efficiencies.  We continue to enhance our operations with new technology solutions that have begun to improve productivity and reduce operating costs through paperless technology solutions and through our operating platform, i-Emphsys.

Our reimbursement process continues to work for us; however, we continue to work on programs that will augment and improve our reimbursement processes.  We believe we can do more to standardize processes in this very important area of the Company operation. With that, I will turn the call over to Paul for the financial highlights.

Paul Mastrapa - Option Care Inc. - CFO, SVP

Good morning. For the second quarter, revenue was $119 million, a 21% increase from the $99 million reported in the second quarter of 2004. Overall same-store growth was 11% for the quarter and net income for the second quarter increased 15% to $5.4 million, or $0.16 per share, as compared to $4.7 million, or $0.14 per share for the comparable period last year.

For the six months ended June 30, revenue increased 19% to $240 million; net income was $10.7 million, or $0.32 per diluted share, a 19% increase from the $9 million, or $0.28 per diluted share for 2004.

Consistent with the Company’s dividend policy, the Board of Directors declared a dividend of $0.02 per share for the second quarter. The dividend is payable on September 2, 2005, to shareholders of record as of August 19, 2005.

Our growth remains very balanced across our therapy portfolio. With respect to our Specialty Pharmacy Services, same-store growth was 10% for the second quarter. We realized particularly strong gains in asthma, growth hormone, hemophilia, IVIG, arthritis and RSV.

We continue to see strong growth for home infusion services, which increased organically by 12% for the second quarter. This growth is a result of our continued focus on sales and marketing initiatives targeting managed care organizations, as well as local market referral sources. We continue to see particularly strong growth in our antibiotic, chemotherapy, nutrition, congestive heart failure and pain management therapies.

Other revenue, which includes franchise-related revenues, software licensing and maintenance fees, was $4.2 million for the second quarter, an increase of $1.4 million as compared to the prior year. The increase is primarily due to revenues from the termination of a franchise agreement.

Overall gross profit for the second quarter was 29.3% compared to 29.4% for the prior-year quarter. Infusion Services gross profit was 43.1% for the second quarter compared to 43.6% for the prior year, the decline due to a depreciation adjustment on certain respiratory equipment as a result of a change in our estimate of economic useful life. This change in estimate will not have an effect on profitability in future periods.

Specialty pharmacy services gross profit declined to 15.2% for the second quarter compared to 17.2% for the quarter ended June 30, 2004, attributable to reduced gross profit for IVIG. As Raj previously mentioned, during 2005 we have seen a substantial increase in IVIG product cost that has directly impacted our margins and profitability. While we continue to experience strong revenue growth from IVIG, its rising cost impacted earnings by ($0.03) per share for the second quarter compared to our expectations.  We are working closely with our main supplier to further increase our allocation, as well as directly contracting with other manufacturers to ensure supply and stabilize pricing. However, for the remainder of 2005, we expect margins in IVIG to remain challenging, with further deterioration possible due to continued supply constraints, as well as potential conversion to a new liquid formulation from a major supplier that may result in even higher acquisition costs. Overall, the higher mix of infusion revenue offset the reduction in IVIG margins to maintain overall gross profit at consistent levels compared to the prior year.

SG&A expenses increased to 19.7% of revenues compared to 19.5% in the prior year due to the infrastructure investments to support our strategic initiatives. The provision for doubtful accounts increased to 1.8% of revenues as compared to 1.5% for the second quarter of 2004, due to the higher percentage of infusion revenues.

Our balance sheet remains very strong, with positive cash flow from operations of $4.8 million for the quarter and $12 million on a year-to-date basis. We utilized $18.6 million during the second quarter and have utilized just under $26 million through the six months ending June 30 to fund acquisition activities. During the second quarter we also invested $3.2 million in capital expenditures, of which $1.2 million was related to our dedicated specialty pharmacy information system platform we are currently implementing. We ended the second quarter with $80 million of cash and short-term investments on hand to fund our future growth.

Days sales outstanding were 57 days at the end of the second quarter, a reduction of 4 days from the second quarter of last year and a 2-day increase from December 31. The increase is due to normal fluctuations in the timing of payments received from a large managed care contract.

Our total diluted shares outstanding increased by 6%, or $1.9 million shares, from the prior year. The largest part of the increase is due to the dilutive effect of our convertible bond offering completed in the fourth quarter of last year.

Finally, as Raj mentioned, we affirm our previously issued earnings guidance and expect earnings to range from $0.66 to $0.70 a share for 2005. Now I would like to ask the operator to open the call to questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Anton Hie, Jefferies.

Anton Hie - Jefferies & Company - Analyst

The $100,000 in other income during the second quarter — can you clarify what that is and whether that is an ongoing — a recurring amount?

Paul Mastrapa - Option Care Inc. - CFO, SVP

Our other income jumps around for a variety of different reasons. For that small of an amount, I would characterize it as in the usual course of business. There is nothing significant to report there.

Anton Hie - Jefferies & Company - Analyst

Okay, nothing out of the ordinary?

Paul Mastrapa - Option Care Inc. - CFO, SVP

No.

Anton Hie - Jefferies & Company - Analyst

Okay. And your investments in the SG&A to support the strategic initiatives, where should we see SG&A going for the full year? Do you think that will continue to trend upwards?

Paul Mastrapa - Option Care Inc. - CFO, SVP

For the full year, I would expect it to actually continue to trend down. Our investments in the second quarter, as we discussed on our last quarter call, was to help support our strategic initiatives, including both acquisitions, joint ventures, as well as other initiatives — for example, the ambulatory treatment center.

As those revenues come on line, which are to some extent happening in the second quarter and will accelerate in the rest of the year, I would expect to see a leveraging of SG&A. As well as with the usual growth of the seasonality of Synagis, which will come back on line in the fourth quarter.

Anton Hie - Jefferies & Company - Analyst

Okay. In the specialty pharmacy segment, the gross margins, do you think we will see continued deterioration there or do think we will be able to see 15% continue?

Paul Mastrapa - Option Care Inc. - CFO, SVP

Well, in terms of the specialty side, as I mentioned with IVIG, we do have some risk there of potential further deterioration in that margin. Now, we will have to see how these new products as they come out on the market, the impact that they have on the profitability of that segment.

Outside of IVIG, the margin will move with mix, of which at the fourth quarter, with the increase of Synagis, we typically do see a decline in our margin due to the higher mix of lower-margin revenues with the Synagis season.

Overall, if I were to look at our overall margin picture through the rest of year, I would expect it to remain fairly stable.

Anton Hie - Jefferies & Company - Analyst

Okay. So then the guidance doesn’t assume that — you highlighted that there could be further deterioration in the IVIG, but overall, we’re not going to assume that it does deteriorate much further?

Paul Mastrapa - Option Care Inc. - CFO, SVP

No, I think it could be stable to potentially further deteriorating slightly.

Anton Hie - Jefferies & Company - Analyst

Okay, thank you.

Operator

Brooks O’Neil, Dougherty & Company

Brooks O’Neil - Dougherty & Company - Analyst

Good morning. I have a couple of questions. Paul, you mentioned the impact from the reserve adjustment on the gross margins. Can you quantify that in any way? How much money were we talking about?

Paul Mastrapa - Option Care Inc. - CFO, SVP

That was actually a depreciation adjustment. In our cost of goods, we have depreciation for certain medical supplies — in particular respiratory equipment. And there is a handful of these products that tend to typically sell within a 12 to 18 month period.

So as we were going through our year-end activities, we identified a potential variance between how we are depreciating these assets versus how quickly they are transitioning. So in order to match the depreciation with the economic life, we changed the estimate of useful life from 36 months to 18 months, which resulted in just about a $300,000 adjustment to cost of goods, which is really just a catch-up depreciation. It doesn’t have any future effect on —.

Brooks O’Neil - Dougherty & Company - Analyst

So that is higher, right?

Paul Mastrapa - Option Care Inc. - CFO, SVP

Correct.

Brooks O’Neil - Dougherty & Company - Analyst

Thanks for that clarification. I just wanted to make sure that the guidance continues to not include any assumption of acquisitions.

Paul Mastrapa - Option Care Inc. - CFO, SVP

There is some acquisitions that are in our guidance. We are in the acquisition business, and in particular, as Raj mentioned, we have a very attractive pipeline. Various deals in that pipeline are at various stages. So since we are really talking about the next six months, we are looking at specific transactions that are very likely to close that are part of our guidance.

But in terms of having material effects to our earnings, we’re not saying that. They are included.

Brooks O’Neil - Dougherty & Company - Analyst

So just so I am sure I am clear, it’s my understanding that that would be a change from what you had said before, or not?

Paul Mastrapa - Option Care Inc. - CFO, SVP

Well, our typical practice has been when we issue full-year guidance, we don’t include anything significant in acquisitions, because we’re talking about a full year. Now that we are really updating guidance for the next two quarters, visibility is obviously quite a bit narrower. And at this stage, with our pipeline, with our resulting acquisition activities, I don’t want to mislead by saying that we expect not to close any additional transactions; we do expect to close additional transactions.

Brooks O’Neil - Dougherty & Company - Analyst

Okay. Then maybe you could provide just a little bit more color on the IVIG situation. Is it one supplier that will now have a liquid formulation? And perhaps you could tell us if that is your major supplier, and then maybe what response you might expect from the other manufacturers in that business? Are they likely to lower their cost to try to compete with this new formulation or what do you think is going to happen there?

Rick Smith - Option Care Inc. - COO, President

We have seen with that one manufacturer — they are our primary supplier and we have good relationships; we have increased our allocation over the last year by a significant amount, notwithstanding the shortage of product. And so we have had some good relationships. We would expect to continue with strong relationships.

We also have been in contact with other manufacturers for direct contracting opportunities and increased allocation, with some level of reduction in acquisition costs. So we look to continue to aggressively work our suppliers to ensure that we have the most competitive acquisition costs out there, as well as access to product as we continue to grow.

Brooks O’Neil - Dougherty & Company - Analyst

And as you guys probably fully appreciate, I’m not a pharmacist or a physician, but are there some significant advantages to the liquid formulation that we should be aware of?

Rick Smith - Option Care Inc. - COO, President

There are already other liquid products out there. It is depending on patient situation and physician situation in terms of conversion to different type of product as well.

Brooks O’Neil - Dougherty & Company - Analyst

Okay, so it is a fluid market — no pun intended. Just one other question, and I appreciate your patience.

Obviously, a pretty good ramp up in acquisitions here in the quarter. And I know your policy is not to comment specifically about them, but any color you can give in terms of size, the valuation, the timing, the market characteristics you saw in those markets, would be really helpful. Thanks a lot.

Rajat Rai - Option Care Inc. - CEO

You know, we have said in the past that our range has been to be somewhere about 4 to 6 times (indiscernible) EBITDA. So we have been disciplined in terms of that approach for the acquisitions that we have done so far.

And all of these acquisitions that we have done — and again, going back to our earlier comments from the previous conference call — we are looking at a range of $5 to $10 million, somewhere, per transaction. And again, we have been disciplined with that strategy.

Brooks O’Neil - Dougherty & Company - Analyst

Okay, that is great. I liked — I have one more question; I apologize. In listening to and talking with some of the other companies that are either pharmacy benefit managers or other players in the marketplace, it appears to me that the interest in infusion capabilities is growing. Is that likely to be a positive for you or could it involve more competition going forward?

Rajat Rai - Option Care Inc. - CEO

It is positive in some respects, that it is not that easy to set up the infusion capabilities all across the country or replicate the clinical footprint, and the infrastructure that we have that we have grown over the last 25 years is not going to be that easy to replicate overnight. So that way, in terms of us having instant reach to the referral sources, the patients, I think we obviously have the lead there.

Brooks O’Neil - Dougherty & Company - Analyst

Yes. That is great. Thanks a lot.

Operator

David MacDonald, SunTrust Robinson Humphrey.

David MacDonald - SunTrust, Robinson, Humphrey - Analyst

Good morning, guys.  A couple of questions. First, Paul, I wanted to talk a little bit more about the SG&A. If I just look at the SG&A leverage you realized in Q1, year-over-year, and if I were to assume a similar level of leverage in Q2, it looks like on the SG&A line you guys, in addition to IVIG, absorbed another probably $0.03 of earnings there.

Can you tell me, were there any offsetting revenues in the quarter or was that purely spend ahead of revenues and benefits that we will see downstream? And then I have a couple follow-ups.

Paul Mastrapa - Option Care Inc. - CFO, SVP

When you’re looking on a sequential quarter, first you have to highlight the Synagis revenues.

David MacDonald - SunTrust, Robinson, Humphrey - Analyst

I understand that. I’m just saying, year-over-year Q1 to Q1, it was down about 90 basis points. If I was to assume Q2 to Q2 was down 90 basis points relative to last year, it is a couple of pennies.

Paul Mastrapa - Option Care Inc. - CFO, SVP

Right. The impact that we are going to see in SG&A is also due to acquisitions. Because we are acquiring additional G&A infrastructure — indirect labor, facilities, etc., that are going to, from an absolute dollar basis, fall into G&A.

So there really isn’t any other cost in there, other than the incremental investments that we have made to support our strategic initiatives, mainly in our field sales infrastructure as well as our M&A teams.

David MacDonald - SunTrust, Robinson, Humphrey - Analyst

Can you give a sense in terms of on a percentage basis how much IVIG grew year-over-year? And given the bulk that you guys have added in IVIG in terms of taking market share, when these margins do rebound, how much better pricing and leverage are you going to have with the manufacturers in terms of purchasing?

Paul Mastrapa - Option Care Inc. - CFO, SVP

In terms of growth in IVIG, as I mentioned, we continue to be very optimistic about our future growth opportunities within that therapy line. We have been growing north of 15% on an organic basis for IVIG.

In terms of the margin question, I think that is harder to determine. This product does have a very long manufacturing lead cycle, about 10 months from plasma collection all the way through to having product available. So as I’ve talked about in the past, when we go through these kinds of pricing issues on blood products, we tend to have a delay before we start offsetting some of that in terms of on the pricing side with our managed care customers. As the market opens up, we then have an opportunity to expand margin before I’d say the pricing starts catching up.

So at this stage, David, it is really too hard to tell, with where the market is and with new products coming out. But I would reiterate that I would expect to see the market continue to remain stable or remain stable or potentially decline further, based on the issues that we talked about.

David MacDonald - SunTrust, Robinson, Humphrey - Analyst

Raj, I was wondering if you could just give us — I didn’t get it all — the details on the Legacy Health System again. And also, just the two markets where you guys are adding additional ambulatory infusion centers?

Rajat Rai - Option Care Inc. - CEO

The Legacy Health Systems deal is we are going to be acquiring a 50% stake in their home infusion business. And also part of the transaction is that we will be acquiring their home health agency, which has been in business for about 100 years. It’s one of the longest-standing home care entities in the Portland market. And this hospital system has multiple hospitals in Portland and gives us an entree into a new market and really initiates our strategy on establishing relationships with hospital systems.

David MacDonald - SunTrust, Robinson, Humphrey - Analyst

Finally, Paul, with the stock bouncing around a little bit, can you give a sense of where you expect share count to be in Q3?

Paul Mastrapa - Option Care Inc. - CFO, SVP

I would expect share count to be fairly stable to where it is in Q2.

David MacDonald - SunTrust, Robinson, Humphrey - Analyst

Thank you.

Operator

Anne Barlow, SWS Securities.

Anne Barlow - SWS Securities - Analyst

Good morning. A couple of things, just going back to the joint ventures, you are going to get the two hopefully up and running this year. When do you expect to start seeing revenues? And looking ahead to 2006, do you have or are you in discussions with other similar systems and is there any particular geographic area that you are concentrating on?

Rajat Rai - Option Care Inc. - CEO

We will probably see the revenues sometime in the fourth quarter of this year, and see the accretion in ‘06, from these hospital JVs.

As far as the pipeline, we are in discussions with a number of health systems.  The lead time on these kinds of deals, it is somewhere between six months to nine months depending on how fast we can move forward.

Our approaches have been to find certain marketplaces where we don’t have a presence in and maybe go in a 50/50 relationship with a health system to do a startup. That’s one approach. So we have certain markets where we don’t have a presence in, so expect to see potentially some health system deals in those markets.

So there is not one geography that we’re focusing on. And then we also look at certain markets where we have a home infusion presence, and if we can collaborate with another health system that in that same market has a home infusion business, we join forces. And that is what we are doing in the other health system deal that we talked about, that we have identified who the health system is.

So it will be in new markets and some consolidation opportunities that we might have in existing marketplaces.

Anne Barlow - SWS Securities - Analyst

A couple other questions. The acquisitions, were those franchises or were those new to you?

Rajat Rai - Option Care Inc. - CEO

One was new, one used to be a franchise and left the system and then — that was in Bakersfield, California. It used to be one of our largest franchises and they had left the system recently and then they came back and sold the business to us.

Anne Barlow - SWS Securities - Analyst

Okay. I was interested in the stand-alone deal you are doing in Florida with the 100-doc practice. Again, that seems like a fairly quick to accretion type of arrangement. Again, are there any others of those in the works right now?

Rick Smith - Option Care Inc. - COO, President

We have been working on this one for quite a while and we actually have identified some other markets where we think this model can work successfully. So we have some other opportunities in very early stages.

Anne Barlow - SWS Securities - Analyst

And what did you say the physician practice — what specialty or was it multispecialty?

Rick Smith - Option Care Inc. - COO, President

It is a multispecialty.

Anne Barlow - SWS Securities - Analyst

So you’re going to see not a concentration in any one area or where do you anticipate —?

Rick Smith - Option Care Inc. - COO, President

Actually, it would be assisting them on some infusion services that they are providing within their own practice that we will now take over, and then additional infusion and specialty services that we will provide to the (multiple speakers).

Anne Barlow - SWS Securities - Analyst

Is that a fairly managed care group or is there a lot of CMS business involved with this one?

Rick Smith - Option Care Inc. - COO, President

Both. And we are going to leverage our managed care relationships in the space. This practice sees about 100,000 patients, and we have already begun to market the location to the entire community.

Anne Barlow - SWS Securities - Analyst

And this is my last question. Circle back to you guys on Synagis. What are you anticipating for the season and any update on changes in the network there?

Rajat Rai - Option Care Inc. - CEO

We are in the network for Synagis with Medimmune, and we have a dual capability where we have a contract that is for home care services along with specialty pharmacy. So we are in good position with the network.

Anne Barlow - SWS Securities - Analyst

Thanks.

Operator

Robert Gillian (ph), UBS.

Robert Gillian - UBS - Analyst

I was just wondering as far as the $1.4 million increase in other revenue, what percentage of that was due to the termination payment and is that the whole thing? Should we assume that 100% of the termination payment drops to the bottom line?

Paul Mastrapa - Option Care Inc. - CFO, SVP

In terms of that increase, as I mentioned in the release, the majority of that $1.4 million increase relates to the termination of a franchise agreement. We have these kinds of events in our franchise business on a routine basis. There were some of those issues last year, and I would expect that as we move forward, to see more of these kinds of events, either tied to acquisitions of franchisees, as well as other issues, as being part of the franchise business — so routine auditing, etc.

In terms of the profitability, again, there is very little cost associated with those revenues. So the gross profit is extremely high on those revenues and we do see a lot of that fall through.

Robert Gillian - UBS - Analyst

So are there any additional payments in guidance for the remainder of the year?

Paul Mastrapa - Option Care Inc. - CFO, SVP

No, those are very specific events that as they evolve, each one has their own flavor in terms of amount and financial ramifications that is very difficult to guide to.

Robert Gillian - UBS - Analyst

Okay. On the specialty pharmacy side with IVIG, what percentage of specialty pharmacy is IVIG now? I was wondering if you could quantify the increase in your costs year-over-year to acquire the product?

Paul Mastrapa - Option Care Inc. - CFO, SVP

We have seen over 50% increase in our costs on a year-over-year basis for IVIG. And as a percentage of overall revenues, IVIG is just under 8% of total revenues.

Robert Gillian - UBS - Analyst

Okay, thanks. And then one final just on home infusion. Your organic growth rate is still very robust at 12%, especially compared to the market of 4 to 5%, but it is down a little from the 15 to 16% over the last few quarters. Just wanted to see if we can get any comments on the growth rate we could expect going forward and what might drive that.

Rick Smith - Option Care Inc. - COO, President

We think that there is still significant market share to grab. We have done a lot to pull through on our managed care contracts and have been working at the local level with our clinical programs. So we believe we can continue to grow at the recent levels at a minimum. Our goal is aggressive, as I mentioned earlier in my script.

But we continue to ensure that we align our incentive programs with the field salespeople to continue to stay hungry and continue to go after the increased growth each quarter.

Robert Gillian - UBS - Analyst

Okay. Thanks a lot. Then one final — you mentioned within specialty pharmacy, RSV, or Synagis percentages was one of the drivers of revenue. I was under the impression that that was more of a 1Q, 4Q drug. Just wanted to see did that really have a meaningful impact on the quarter?

Paul Mastrapa - Option Care Inc. - CFO, SVP

No, the season for Synagis starts ramping up in the fourth quarter, peaks in the first quarter and then ramps down during the second quarter. Total revenues for Synagis were approximately $4.5 million for the second quarter. So there is an impact; if you looked historically, you do tend to see revenues decline because of that residual seasonality piece in the third quarter, due to Synagis.

Robert Gillian - UBS - Analyst

Okay, thanks a lot.

Operator

Michael Maguire, Susquehanna.

Michael Maguire - Susquehanna - Analyst

Just a couple of quick follow-ups. In the specialty franchise, just curious — similar question to the previous one in terms of organic growth, where that has been and maybe where you see that going over the balance of a year. Any drivers there in terms of market share gains and base organic growth rate?

Rick Smith - Option Care Inc. - COO, President

Depending on the therapy and depending on the programs we have put in place, we believe we will continue to see the same level of growth. We have had some good success in the programs that we have had out there at least a year. We have continued to work with managed care in terms of opportunity.

We do compete heavily with the PBMs and the larger specialty competitors, but we continue to win a number of battles as well. So we continue to have some good success depending on the different product lines.

Michael Maguire - Susquehanna - Analyst

Have you seen any material change in the competitive environment given some of the recent consolidation activity?

Rick Smith - Option Care Inc. - COO, President

We have. We have seen the PBMs have been aggressive at the employer level in terms of some lockouts in terms of some specialty drug, in terms of patient growth and where we need to redirect some business. We have been identifying and aligning with competitors to the larger PBMs that are more independent and still have significant opportunity to send us volume to compete.

So we continue to work aggressively at the field level and at the strategic alliance level to ensure that we will continue our growth patterns from the past.

Michael Maguire - Susquehanna - Analyst

Just one follow-up on that point. Outside of IVIG, have you seen a significant change in just overall specialty margins. Looking at the numbers, it would suggest perhaps not, but going forward, do you think some of this increased competition could have an impact there?

Rajat Rai - Option Care Inc. - CEO

That very well could happen, Michael, depending on how aggressive some of the big players are now going to be as part of the PBMs and sort of adopt the PBM approach of working with razor-thin margins. So that could have an impact.

Michael Maguire - Susquehanna - Analyst

Okay. And then just one quick follow-up. On the $18.6 million of cash used in Q2, is that entirely acquisition related or is there some other joint venture investments that is lumped into that number as all?

Paul Mastrapa - Option Care Inc. - CFO, SVP

Just acquisitions.

Michael Maguire - Susquehanna - Analyst

OK.  Thank you very much.

Operator

John Ransom, Raymond James.

John Ransom - Raymond James - Analyst

I guess this question is for Paul. Paul, if we were to back out the accounting change on the depreciation line, it looks like operating income on a same-store basis was flat year-over-year. Is that a fair read or are we missing something?

Paul Mastrapa - Option Care Inc. - CFO, SVP

We had a positive impact, John, from acquisitions that we completed throughout the quarter. If I were to look at the year-over-year, in fact, we had (multiple speakers).

John Ransom - Raymond James - Analyst

I’m sorry. Backing out the franchise fee payment on the accounting change, if you strip out acquisitions, was same-store operating income flattish year-over-year?

Paul Mastrapa - Option Care Inc. - CFO, SVP

It would have been up.

John Ransom - Raymond James - Analyst

Can you bracket the percentage? Is it kind of mid single digits?

Paul Mastrapa - Option Care Inc. - CFO, SVP

Well, looking at it from an EPS basis, roughly about a penny, a penny and a half.

John Ransom - Raymond James - Analyst

Okay. Going back to an earlier question, your franchise fee payment looked like it added about $0.02 to $0.03 this quarter. So if we were to look at kind of an underlying earnings run rate, it’s kind of $0.13 to $0.14, so I guess looking at where The Street is at $0.17 and $0.19, are we suggesting that the acquisition impact on a sequential basis is going to be that dramatic that quick, or is there something else that we might be missing there?

Paul Mastrapa - Option Care Inc. - CFO, SVP

I don’t comment usually on quarterly items. I think in terms of how you are looking at it, John, I think that it’s reasonable. We are going to get the full impact of acquisitions in the third quarter that we’ve completed in the second quarter. However, the IVIG issue has been a significant issue for us in the second quarter. We did have the franchise-related revenue which may, or may not, continue. So as we move forward, we feel comfortable with our guidance, but we do have some additional acquisitions in those numbers.

John Ransom - Raymond James - Analyst

How much of earnings did acquisitions contribute this quarter, in terms of earnings per share versus what you’re looking for next quarter?

Paul Mastrapa - Option Care Inc. - CFO, SVP

We usually don’t disclose that level of detail.

John Ransom - Raymond James - Analyst

Okay. You can’t blame me for trying, Paul.

Paul Mastrapa - Option Care Inc. - CFO, SVP

John, you always try.

John Ransom - Raymond James - Analyst

Yes, I flail. Just looking back at some of the PBMs this quarter generally reporting specialty growth north of 30% and some of the stand-alones like you guys in prior year reporting specialty growth a little more modest than that, do you think that the market share dynamics have shifted in a secular way, or are we looking at something that would represent more of a short-term blip?

Rajat Rai - Option Care Inc. - CEO

Well, I think the one that you are alluding to, John, was also part of an acquisition or a merger.

John Ransom - Raymond James - Analyst

Well, we are looking at Caremark, for example, and Express Scripts, the CuraScript part of Express Scripts. If you look at those two, the specialty revenues, X acquisition effect, are growing kind of north of 40%.

Rajat Rai - Option Care Inc. - CEO

And that’s a correct (indiscernible), because they have always had access to the specialty pharmacy business, but it was getting farmed out to other specialty pharmacy providers, and now they are bringing it in-house. And I see a potential conflict here. The PBMs are essentially competing with managed care organizations for the specialty pharmacy business, and that could be an opportunity for us as well.

John Ransom - Raymond James - Analyst

So do you think — I mean, how does one make the end client aware of that conflict? From your position, how do you make the benefit managers making those decisions, how does that conflict get borne out in marketing efforts of the independent and specialty pharmacy?

Rajat Rai - Option Care Inc. - CEO

I think it is pretty evident, actually, to the managed care entities themselves that they look at their coverage of their lives, which is under the medical benefit versus the pharmacy benefit. And they are seeing that there were less of the pharmacy benefit covered through themselves and the more is going through their PBMs.

So I think that is going to potentially be a conflict, especially when bigger managed care entities and getting more smarter on how to deal with the rising costs, and I think the writing on the wall there is a potential conflict. And I think we see that as an opportunity and we will aggressively take advantage of that.

John Ransom - Raymond James - Analyst

One other thing, Raj. You guys, to your credit, were early in trying to put this oncology spend on a drug card type of profile. With the Medicare changes, is the ice thawing around that at all for you in terms of greater managed care opportunity, and can you see oncology spend on the drug card three years out?

Rajat Rai - Option Care Inc. - CEO

That potentially would happen. If managed care is successful in moving the drugs away from physician office infusions to an outpatient basis, for example, to our ambulatory treatment centers, there is a potential there.

John Ransom - Raymond James - Analyst

Are you seeing any of that or is this still theoretical at this point?

Rajat Rai - Option Care Inc. - CEO

I think what we are seeing is our oncology business under home infusion, which contradicts what we’re talking about, is still remaining under the major medical benefit, is growing very fast. In fact, sort of the fastest-growing segment in our home infusion business is the chemotherapy business.

So there could be a fallout from pricing, there could be fallout from physicians wanting to get out in anticipation of what happens in ‘06. So we are definitely seeing — if we don’t see it in the specialty pharmacy, we’re seeing it in the home infusion side.

Rick Smith - Option Care Inc. - COO, President

We are also seeing this, John, with the ambulatory treatment center that we talked about in Florida. Here we have basically a large multispecialty physician group that is moving away from directly providing these drugs in the facility that now we have taken over. So that’s, I think, a trend that is being driven by these changes in reimbursement that have affected physicians on an office basis.

John Ransom - Raymond James - Analyst

Got you. Thanks a lot.

Operator

Greg Haddad, First Analysis.

Greg Haddad - First Analysis - Analyst

Following up a bit on the competitive environment, have you all thought about — in specialty in particular — thought about acquisitions or other actions in that space?

Rajat Rai - Option Care Inc. - CEO

Actually, Greg, we are looking at some smaller specialty platforms at this point for potential acquisitions, yes.

Greg Haddad - First Analysis - Analyst

Okay, good. What about additional therapies in specialty, anything there that you have thought about — HIV, ophthalmology, or any other new opportunities?

Rajat Rai - Option Care Inc. - CEO

The HIV market is quite crowded with a lot of retail type of entities, and we are not going to get into the business of retail specialty pharmacy. But ophthalmology, potentially. But again, a lot of the drugs that are coming out in ophthalmology could be — these are more for Medicare recipients and more suited for physician office reimbursement than us.

Greg Haddad - First Analysis - Analyst

Okay, good. On the joint ventures, will you be considering the revenue growth from those organic or acquisition oriented?

Rajat Rai - Option Care Inc. - CEO

Some will be organic, some will be acquisition, but I think we have not decided as yet how we are going to — are we going to separately put them into a separate bucket to report that.

But I think you should look at it as a combination of acquisitions as well as organic, because we would be acquiring — if there is a business that is already in the home infusion business, we will be acquiring a stake in that. So that I would characterize as an acquisition. But then in certain instances, it could be a startup, so it would be organic.

Greg Haddad - First Analysis - Analyst

Right. Okay.

Paul Mastrapa - Option Care Inc. - CFO, SVP

Following up on the joint ventures, our attractedness to the strategy is really partnering with a very strong leader within a local market — a strong hospital or health system. These deals, they take a long time to sell. And they will also take, once we close them, time to implement.

These are typically more potentially distressed assets that we are coming to the table to really add value. So as I mentioned in the press release that we expect not necessarily earnings accretion this year, but really in later years as we get in there and really start building the value and growing the business.

Greg Haddad - First Analysis - Analyst

Okay, good.

Rajat Rai - Option Care Inc. - CEO

If I may add — when Paul said “distressed,” he didn’t mean to say that they were really bad businesses. These are good businesses, but the hospitals typically don’t a lot of focus because these are outside the hospital boundaries. And they understand that we can leverage our strengths in running the home care side of the business.

So I think these are great opportunities, these are great health systems that we work with. I think this is a tremendous opportunity for the Company.

Paul Mastrapa - Option Care Inc. - CFO, SVP

We don’t expect a negative drag on earnings with these assets, but there is exciting growth opportunity.

Greg Haddad - First Analysis - Analyst

Fair enough. Good. A couple other quick ones. On the bad debt expense, in the past you have looked at 2% for infusion, 1% for specialty, in terms of the provision. It looks like running a bit higher than that here the last couple of quarters. Is that 2%, 1% — ?

Paul Mastrapa - Option Care Inc. - CFO, SVP

That is not quite right. It is 2% on more of our locally distributed business, which includes also some specialty, or take quite a bit of specialty. And it is 1% on more of our centralized businesses, predominantly out of Ann Arbor and Miramar. So when we make acquisitions, we are bringing online a local mix of specialty business as well, that we reserve at 2%.

Greg Haddad - First Analysis - Analyst

I see. Thank you. Last question — EBITDA for the quarter was roughly —?

Paul Mastrapa - Option Care Inc. - CFO, SVP

Sure, EBITDA for the quarter was, I think, $11.5 (million). Let me double check that and I’ll get back to you.

Greg Haddad - First Analysis - Analyst

Okay. That’s all for me. Thank you.

Operator

Greg Leighton (ph), Lord Abbett.

Greg Leighton - Lord Abbett - Analyst

Just a few quick questions. Firstly, since you are giving the specific sales levels of the various drugs in specialty pharmacy, could you just hit me on Xolair?

Paul Mastrapa - Option Care Inc. - CFO, SVP

Xolair was just under 8% of total revenues.

Greg Leighton - Lord Abbett - Analyst

Okay. Great. Also, in terms of the ambulatory treatment center and the JVs that you just talked about, can you discuss in a little bit more detail the upfront investment in terms of dollars? And then also, what proportion of those ventures you would own as you start to operate them?

Rajat Rai - Option Care Inc. - CEO

The health system joint ventures, these are not big investments like we’ve done with our acquisitions in the second quarter, because one involves us contributing our assets to the health systems’ assets. So it is not huge dollars there. On the ambulatory treatment centers, depending on the size that we are doing right now, it is about $100, to $150,000 for the startup costs.

Greg Leighton - Lord Abbett - Analyst

Okay, great. I assume you are sharing the equity with your partners. Would these be consolidated?

Rajat Rai - Option Care Inc. - CEO

The health system JVs would be. And then the ambulatory treatment center’s not a JV; we own it 100%.

Greg Leighton - Lord Abbett - Analyst

Okay. Then just finally, you talked a lot about IVIG, obviously. But could you just help me understand what proportion of your IVIG is purchased under allocation right now, and also make a comment on the overall level of IVIG profitability? Is it more profitable than the average profitability of specialty pharmacy as a category?

Rajat Rai - Option Care Inc. - CEO

Yes, it is. First of all, on the allocation questioned, I think roughly about 50% goes to allocation. And then we will have direct contractual relationships with the other two manufacturers. The first one we have an allocation with; that is about 50% of the total IVIG supply.

As far as margins are concerned, I think the margins are now — what it has come down to is catching up with some other blood therapies — for example, hemophilia. And there is a level of service that you have to provide versus a self injectable, so margins are typically higher than the self injectables.

Greg Leighton - Lord Abbett - Analyst

Okay, but you are still making money on an operating margin basis?

Rajat Rai - Option Care Inc. - CEO

Yes. We wouldn’t be in the business if we weren’t.

Greg Leighton - Lord Abbett - Analyst

Terrific. And actually, one more question. The number of franchise locations right now?

Rajat Rai - Option Care Inc. - CEO

There are about 70 locations.

Greg Leighton - Lord Abbett - Analyst

70. Okay, so that has come down quite a bit. Okay, thanks.

Operator

Art Henderson, Jefferies & Company.

Art Henderson - Jefferies & Company - Analyst

I jumped on the call a little late, so I apologize if this question has already been asked. But with respect to the Express Scripts/Priority Healthcare acquisition, are there any opportunities that might come out of that acquisition that could benefit you, just to the extent that Priority for a while was being perceived as going to be independent for a while, and maybe some other either managed care companies or employers who have maybe worked with them might move over to you? Are you seeing anything like that that could benefit you?

Rajat Rai - Option Care Inc. - CEO

At this point, I think it is too premature because they have not fully consummated the transaction. And so I think it is too premature to see any fallout, if there was any, of their acquisition.

Art Henderson - Jefferies & Company - Analyst

Let me ask you another question. It came out that Aetna was sort of mulling around, thinking about what to do with that specialty pharmacy joint venture with Priority. Is there an opportunity that maybe you could take over Priority’s stake there or you could be involved in that in some way or another?

Rick Smith - Option Care Inc. - COO, President

We have a current national relationship with Aetna, and we have had local relationships with each Aetna plan for quite some time now. And we have been in discussions and given the Priority-Aetna joint venture to where we can bring our strategic assets and capabilities to assist Aetna, especially Rx in terms of achieving their strategic plan. And we have had some good, meaningful discussions.

Whether or not that means we are replacing Priority, that would be speculative at this point. But our intent is to be a good partner with Aetna in helping them achieve their goals, just as it’s our intent to be good partners with all of our customers in helping them achieve the goals of their program.

So we have had some good success and some good meetings and are actually rolling out a program that will leverage our ambulatory treatment centers that will benefit the goals of their entities.

Art Henderson - Jefferies & Company - Analyst

Okay. That is very helpful.

Rajat Rai - Option Care Inc. - CEO

Just to add — not every company has all of the capabilities or every specialty pharmacy has all the capabilities to satisfy their own customer needs and so on and so forth. So there is always an opportunity to work with even in terms of competitors in the business.

Art Henderson - Jefferies & Company - Analyst

Okay. That makes sense. Express Scripts obviously referenced some of the trends in specialty pharmacy that relates to home infusion, things that you guys have commented about in the past. Do you get the sense that the PBMs across the board are taking a harder look at the home infusion side of the business, as going forward, is this going to be the next wave of opportunity in specialty pharmacy?

Rajat Rai - Option Care Inc. - CEO

I think it really started with this whole Part D benefit where the PDPs were required to form a network of — if you may — infusion pharmacies. So if they had to participate in the Part D program, they needed to have a satisfactory network of infusion pharmacies nationwide. So I think it really started with that.  That’s why I think there is more interest in home infusion from the PBMs’ perspective.

Art Henderson - Jefferies & Company - Analyst

Okay. And then with Tysabri possibly coming back in the market, is that something you’re kind of keeping an eye on to maybe get back —?

Rajat Rai - Option Care Inc. - CEO

That is definitely a possibility and we will continue to talk to people from Biogen and (indiscernible).

Art Henderson - Jefferies & Company - Analyst

Okay. And then one last question. On your Home Infusion side, volumes still looking pretty good in July and August so far?

Rajat Rai - Option Care Inc. - CEO

Yes. The third quarter typically is probably the slowest quarter for our business because of people avoiding surgeries, being on vacation and so on and so forth. So it has some impact, but we’re not really seeing a big decline in our revenue. We are keeping the momentum going forward with aggressive sales and marketing efforts.

Art Henderson - Jefferies & Company - Analyst

Very good work. Thank you.

Operator

Jeff Allen, Silvercrest Asset Management.

Jeff Allen - Silvercrest Asset Management - Analyst

Paul, could you please tell me what was your allowance for doubtful accounts on the balance sheet?

Paul Mastrapa - Option Care Inc. - CFO, SVP

Sure, I will give you a few metrics there. We report in our quarterly filings the aging of our accounts receivable, and we continue to see stable to slightly improving aging pictures. The total allowance — I’ll get that for you in one moment. (pause)  At June 30, we had $6 million of an allowance for doubtful accounts on the balance sheet.

Jeff Allen - Silvercrest Asset Management - Analyst

$6.0?

Paul Mastrapa - Option Care Inc. - CFO, SVP

$6.0.

Jeff Allen - Silvercrest Asset Management - Analyst

Great. Thank you very much.

Operator

There are no further questions at this time. I would like to turn the presentation back to Mr. Rai for closing remarks.

Rajat Rai - Option Care Inc. - CEO

Thank you, everybody, for joining our call. We look forward to speaking to you at the end of the third quarter and give you more updates. Thank you again.

Operator

Ladies and gentlemen, thank you so much for your participation in today’s conference. This does conclude the presentation. You may now disconnect. Have a great day.